UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2023 (September 12, 2023)

T-MOBILE US, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12920 SE 38th Street Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	TMUS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 12, 2023, T-Mobile US, Inc. (the “Company”), its direct, wholly-owned subsidiary T-Mobile USA, Inc. (“T-Mobile USA”), and its affiliate T-Mobile License LLC (together with T-Mobile USA, “T-Mobile”), entered into a License Purchase Agreement (the “License Purchase Agreement”) with Comcast Corporation and its affiliate Comcast OTR1, LLC (together with Comcast Corporation, “Comcast”). Pursuant to the License Purchase Agreement, T-Mobile License LLC will acquire spectrum in the 600 MHz band from Comcast (the “Licenses”) in exchange for total cash consideration of between $1.2 billion and $3.3 billion (the “Purchase Price”). Consummation of the proposed transactions is subject to various customary conditions, including, among others, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval of the transaction by the Federal Communications Commission (the “FCC”). The parties expect to make the requisite transfer filings with the FCC in the first half of 2027. The closing is anticipated by T-Mobile to occur in the first half of 2028. The License Purchase Agreement contains customary representations, warranties, and covenants.

The final Purchase Price will be determined, in the aggregate and on a per License basis, based on the set of Licenses subject to the License Purchase Agreement at the time the parties make required transfer filings with the FCC. Prior to the time of such filings, Comcast has the right to remove any or all of a certain specified subset of the Licenses (the “Optional Sale Licenses”) from the License Purchase Agreement. The removal of any Optional Sale Licenses would reduce from $3.3 billion the final Purchase Price by the assigned value of each such License.

The Licenses are being acquired without any associated network, but the Licenses will be subject to a T-Mobile exclusive leasing arrangement entered into contemporaneously with the License Purchase Agreement. If Comcast elects to remove an Optional Sale License from the License Purchase Agreement, the associated lease for such Optional Sale License will terminate, but no sooner than two years from the date of the License Purchase Agreement (with T-Mobile having a minimum period of time after any such termination to cease transmitting on such License’s associated spectrum).

The geographic areas covered by the Licenses that may not be removed from the License Purchase Agreement include markets covering approximately 39 million pops, including New York, New York; Orlando, Florida; Kansas City, Missouri; and other markets. The geographic areas covered by the Optional Sale Licenses include markets covering approximately 110 million pops, including Chicago, Illinois; San Francisco, California; Baltimore, Maryland / Washington D.C.; Boston, Massachusetts; Miami, Florida; Nashville, Tennessee; and other markets. Each market’s License covers 10MHz, except for Nashville, Tennessee, which covers 20MHz.

The description of the License Purchase Agreement is a summary only and is qualified in its entirety by the full and complete terms of the License Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-MOBILE US, INC.

September 12, 2023	/s/ Peter Osvaldik
Peter Osvaldik Executive Vice President and Chief Financial Officer